Exhibit 10.13

American Dental
Technologies, Inc.

555 Bear Lane     Corpus Christi, TX 78405

Telephone:  (361) 289-1145    Fax:  (361) 289-5554

April 29, 2002

Mr. Benjamin Gallant
1 Schendel
Portland, Texas 78374

Dear Ben:

As you know, it is with regret that we accept your resignation as an officer and director of American Medical Technologies, Inc. (the “Company”) which was tendered at the board meeting on April 23, 2002.  This letter will confirm that the Company will honor the terms of its employment agreement with you which is effective through July 31, 2003 and will pay you all amounts required thereunder.  The Company will also carry you under its health insurance through July 31, 2003.

If the foregoing correctly sets forth our agreement, please sign below.

With best personal regards,

/s/ John Vicker, III

John Vickers III, Chairman and CEO

Agreed and accepted:

/s/ Benjamin Gallant

Benjamin Gallant